AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
S & T BANCORP, INC. (Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-1434426 (I.R.S. Employer Identification No.)

43 South Ninth Street Indiana, Pennsylvania 15701 (800) 325-2265 (Address, including zip code and telephone number of Principal Executive Offices)

ROBERT E. ROUT
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
S&T BANCORP, INC.
43 SOUTH NINTH STREET
INDIANA, PENNSYLVANIA 15701
(800) 325-2265
Fax. No. (724) 465-6847
(Name, address, including zip code, and telephone number, including area code, of agent for service of each registrant)

WITH A COPY TO: ROBERT B. OTT ARNOLD & PORTER LLP 1600 TYSONS BLVD. SUITE 900 MCLEAN, VA 22102 (703) 720-7005 Fax. No. (703) 720-7399

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable, after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share*	Proposed Maximum Aggregate Offering Price*	Amount Of Registration Fee

Common Stock $2.50 Par Value	500,000 shares	$29.85	$14,925,000	$1,891

* Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low price of shares of Common Stock of the Registrant as of March 16, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

SUBJECT TO COMPLETION, DATED MARCH 18, 2004

S&T BANCORP, INC.
DIVIDEND REINVESTMENT AND
STOCK PURCHASE PLAN

500,000 SHARES OF COMMON STOCK
($2.50 Par Value)

     The Dividend Reinvestment and Stock Purchase Plan (the "Plan") of S&T Bancorp, Inc. ("S&T") provides existing shareholders of our common stock, $2.50 par value per share ("Common Stock"), and interested new investors with a convenient and cost effective method to purchase shares of our Common Stock. Existing shareholders of Common Stock ("Shareholders") may purchase additional shares by reinvesting cash dividends received on all of their holdings of Common Stock or by making additional cash purchases of Common Stock ("Additional Investments"). Interested investors who are not currently Shareholders may make initial cash purchases of Common Stock (an "Initial Investment"). The price to be paid for each share of Common Stock will be at a price equal to the market value of the Common Stock, determined as provided in the Plan.

     Shares of Common Stock will be purchased under the Plan, at our option, from newly issued shares, shares held in treasury or shares purchased in the open market. Any open market purchases will be made through an independent agent we select. To the extent required by state securities laws in certain jurisdictions, offers under the Plan to persons who are not currently Shareholders must be only through a registered broker / dealer. Our stock is listed on the Nasdaq National Market and trades under the symbol "STBA."

Summary of the Plan

  If you were a participant in the prior Plan, you automatically will continue to participate in the Plan.

  If you are a registered Shareholder, you may elect to participate in the Plan immediately.

  You may enroll in the Plan even if you are not currently a Shareholder by investing at least $250.00 and not more than $5,000.00 or by authorizing the Plan Administrator to automatically deduct at least five $50.00 monthly payments from your U.S. bank account. There is a service fee (described in Question 7) for making the Initial Investment; however, this service fee will be waived if you set up your account for automatic monthly investment through electronic funds transfer.

  Dividends on all your Plan shares automatically will be reinvested in Common Stock.

  You can make Additional Investments at any time of at least $50.00, up to a maximum of $5,000 per month.

  You will be charged a maintenance fee, if the fair market value of your account is less than $250.00 at the end of any calendar quarter. However, this fee will be waived if your account is set up for automatic monthly investments through electronic funds transfer.

     Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

     Please read this prospectus carefully before investing and retain it for your future reference.

The date of this prospectus is March ___, 2004.

THE COMPANY

     S&T was incorporated on March 17, 1983 under the laws of the Commonwealth of Pennsylvania as a bank holding company. S&T has two wholly owned subsidiaries, S&T Bank and S&T Investment Company, Inc., and also owns a one-half interest in Commonwealth Trust Credit Life Insurance Company. S&T is registered as a financial holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended.

     S&T Bank is a full service bank with its Main Office at 800 Philadelphia Street, Indiana, Pennsylvania, providing service to its customers through a branch network of 49 offices located in Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties of Pennsylvania. S&T Bank's services include accepting time and demand deposit accounts, originating commercial and consumer loans, providing letters of credit, offering discount brokerage services, personal financial planning and credit card services. S&T Bank has a relatively stable deposit base and no material amount of deposits is obtained from a single depositor or group of depositors (including federal, state and local governments). S&T Bank has not experienced significant fluctuations in deposits.

     S&T Bank has three wholly owned subsidiaries, S&T Insurance Group, LLC, S&T Bancholdings, Inc. and S&T Professional Resources Group, LLC. In May 2002, S&T Professional Resources Group, LLC was formed to market software developed by S&T. In August 2002, S&T Bancholdings, Inc. was formed as an investment holding company. In August 2002, S&T Bank acquired Evergreen Insurance Associates, Inc., a multi-line insurance agency with a client base of approximately 2,000 customers in Pennsylvania, Maryland and West Virginia. Evergreen Insurance Associates, Inc. was then merged into Evergreen Insurance, LLC. Evergreen Insurance, LLC is a wholly owned subsidiary of S&T Insurance Group, LLC.

     S&T from time to time considers acquiring banks, thrifts, bank offices and other businesses within markets currently served by S&T or in other locations that would complement S&T's business or its geographic reach. S&T has pursued acquisition opportunities in the past, continues to review potential opportunities, including the possibility of major acquisitions, and intends to continue these practices.

     S&T's principal executive offices are located at 43 South Ninth Street, Indiana, Pennsylvania 15701. The telephone number is 800-325-2265.

S&T BANCORP, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     This Plan supercedes and replaces our Dividend Reinvestment and Stock Purchase Plan, dated December 12, 1991 (the "Prior Plan"). This Plan will become effective on May 1, 2004. All participants in the Prior Plan will automatically continue to participate in the Plan. If you are a participant in the Prior Plan and, after reviewing this prospectus ("Prospectus"), do not wish to continue participating in the Plan, please contact the Plan Administrator.

DESCRIPTION OF THE PLAN

     Following, in question and answer form, is a description of the Plan. Your participation in the Plan is entirely voluntary and you may terminate your participation at any time. If you do not wish to participate in the Plan, you will receive cash dividends on your shares of Common Stock, if and when declared by our Board of Directors.

PURPOSES, ADVANTAGES AND DISADVANTAGES

1.   What is the purpose of the Plan?

     The Plan provides Shareholders with a simple, convenient and economical method to purchase Common Stock by reinvesting their cash dividends in additional shares of Common Stock. Shareholders may also invest in Common Stock through Additional Investments of not less than $50.00 per month and not more than $5,000.00 per month. Shareholders making Additional Investments through the Plan do not pay any brokerage commissions, service charges or other expenses. Persons who are not currently Shareholders may make an Initial Investment of not less than $250.00 and not more than $5,000.00 or by authorizing the Plan Administrator to automatically deduct at least five $50.00 monthly payments from your U.S. bank account to purchase shares of Common Stock under the Plan. Persons making an Initial Investment will pay a service fee (described in Question 7) in addition to the Initial Investment; however, this service fee will be waived if the Person sets up the account for automatic monthly investment through electronic funds transfer. The Plan is intended to benefit long-term investors who want to increase their investment in Common Stock.

2.   What are the advantages and disadvantages of the Plan?

The primary advantages of participating in the Plan are as follows:

  You may automatically reinvest cash dividends in additional shares of Common Stock.

  You also may invest in shares of Common Stock by making an Initial Investment or Additional Investments (together, "Investments"), subject to monthly and annual minimum and maximum amounts. You may make Investments occasionally or at regular intervals, and regardless of whether you currently own Common Stock or are a new investor.

  Shares of Common Stock purchased with reinvested dividends or Additional Investments under the Plan will be issued without brokerage commissions or other charges.

  All of your dividends under the Plan are subject to full reinvestment because your account will be credited with the purchase of whole shares as well as fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. All dividends will be used to purchase additional shares of Common Stock.

  The Plan offers a share safekeeping service that allows you to deposit your Common Stock certificates with the Plan Administrator (as defined in Question 3 below) at no cost. Shares of Common Stock deposited for safekeeping will be credited to your account.

  Quarterly statements will be mailed to you showing all Plan transactions completed, the number of shares purchased under the Plan and the price paid per share.

The primary disadvantages of participating in the Plan are as follows:

  Your investment in shares of Common Stock purchased under the Plan is not different from any other investment in shares that you purchase in the open market. We cannot assure you of a profit or protect against a loss on shares purchased under the Plan. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

  If you reinvest dividends under the Plan, you will be treated for federal income tax purposes as having received a dividend on the related date of purchase of shares of Common Stock under the Plan, which may give rise to a tax payment obligation without providing you with immediate cash to pay such tax when it becomes due. See "Federal Tax Consequences."

  You will have no control over the price or specific timing of purchases and sales of Common Stock under the Plan. The purchase price for shares of Common Stock purchased under the Plan may exceed the price of acquiring shares of Common Stock in the open market at any given time on the actual purchase date.

  We may, in our sole discretion, without prior notice, change our determination as to whether shares of Common Stock will be purchased by the Plan Administrator directly from us or through open market purchases.

  No interest will be paid on funds that the Plan Administrator holds pending investment or that may ultimately be returned to you.

  You will be assessed a service fee (described in Question 7) for the Initial Investment.

  You will be assessed service fees (described in Question 7) for the sale of shares by the Plan Administrator.

  You will be assessed service fees (described in Question 7) for having your shares issued to you in certificate form.

  You will be assessed a maintenance fee (described in Question 7), payable through the sale of the requisite number of shares in your account, in each quarter that the market value of your account is less than $250.00. However, this fee will be waived at any time the account is set up for automatic monthly investment through electronic funds transfer.

ADMINISTRATION

3.   Who administers the Plan for Participants?

     American Stock Transfer & Trust Company, transfer agent for S&T, administers the Plan (the "Plan Administrator"). As the agent for participants in the Plan ("Participants"), the Plan Administrator establishes individual accounts, maintains records on investments, purchases and sales, and sends quarterly statements containing summaries of the account for each Participant. The Plan Administrator also performs other duties related to the Plan, including the safekeeping of shares purchased for Participants. The Plan Administrator also acts as the dividend disbursing agent, transfer agent and registrar for Common Stock. (See Question 24 for additional information regarding the responsibilities of the Plan Administrator.)

     All correspondence relating to the Plan should include your tax ID number and be directed to:

     S&T Bancorp, Inc.
     c/o American Stock Transfer & Trust Company
     Dividend Reinvestment Department
     P.O. Box 922
     Wall Street Station
     New York, NY 10269-0560

     Telephone inquiries may be directed to the Plan Administrator at 877-476-4386. The Internet address for the Plan Administrator is: www.amstock.com

     Other inquiries regarding S&T should be directed to S&T's Investor Relations Department at (724) 465-1487.

PARTICIPATION IN THE PLAN

4.   Who is eligible to participate in the Plan?

      If you are a participant in the Prior Plan, you may continue participating in the Plan and reinvesting your dividends in Common Stock. However, if you wish to change your participation in any way, you must submit a new authorization form ("Authorization Form") (as described in Question 5) to the Plan Administrator.

     If you already own Common Stock and the shares are registered in your name, you may participate in the Plan by returning the Authorization Form (as described in Question 5) to the Plan Administrator and enrolling Common Stock worth at least $250.00 in the Plan for dividend reinvestment.

     If you own Common Stock in "street name" through a brokerage, bank or other intermediary account, you may participate in the Plan by enrolling Common Stock worth at least $250.00 in the Plan for dividend reinvestment. To do so, you must request your broker, bank or other nominee in whose name your shares are held to have the shares registered in your name and submit the Authorization Form to the Plan Administrator requesting the Common Stock be transferred to the Plan.

     If you do not currently own any shares of Common Stock, you can participate in the Plan by making an Initial Investment of at least $250.00 directly through the Plan or if you wish to purchase through a broker, bank or other nominee, have your broker, bank or nominee contact the Plan Administrator for instructions on how to participate on your behalf. You will be assessed a service fee (described in Question 7) for the Initial Investment; however, this fee will be waived if your account is set up for automatic monthly investments through electronic funds transfer.

     Your right to participate in the Plan can not be transferred directly to another person. However, you may transfer your shares of Common Stock to another person by withdrawing those shares from the Plan. We reserve the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities that cause aberrations in the trading volume of our Common Stock.

     We reserve the right to deny or terminate participation of any Shareholder residing in a jurisdiction in which their participation in the Plan would be unlawful or if we otherwise deem it advisable under any applicable law or regulation.

5.   How do I become a Participant in the Plan?

     After being furnished with a copy of this Prospectus, you may become a Participant in the Plan at any time by signing the Authorization Form and returning it to the Plan Administrator. A copy of the Authorization Form is enclosed with this Prospectus. All plan materials, including authorization forms, as well as other plan forms and this prospectus are available by contacting the Plan Administrator at the address set forth in Question 3.

     The Authorization Form will appoint the Plan Administrator as your agent and direct us to pay to the Plan Administrator cash dividends on your Common Stock that you own and are credited to your Plan account. The Authorization Form directs the Plan Administrator to purchase on the relevant date of reinvestment of dividends (the "Dividend Reinvestment Date") additional shares of Common Stock with such dividends. The Authorization Form also directs the Plan Administrator to purchase on the relevant date of the investment (the "Investment Date") additional shares of Common Stock for any Investments that you choose to make (subject to the minimum and maximum amounts described in Question 6). The Plan Administrator will continue to automatically reinvest all subsequent dividends on shares that are held in your Plan account unless you specify otherwise by contacting the Plan Administrator, you withdraw from the Plan, or the Plan is terminated.

     Your Authorization Form must be received by the Plan Administrator prior to a dividend record date (dividend record dates for common stock normally are expected to be the 1st day of April, July and October and the 31st day of December)("Dividend Record Date") in order for new Participants to reinvest the related dividend. If your Authorization Form had not been received prior to a Dividend Record Date, the dividend will be paid to you in cash and the reinvestment of your dividends under the Plan will begin with the next dividend payment.

6.   How do I make Initial Investments and Additional Investments in the Plan?

By Mail

     If you do not already own shares of Common Stock, you can send a check or money order to the Plan Administrator of not less than $250.00 and not more than $5,000.00 for an Initial Investment, along with an Authorization Form. You will be charged a service fee (described in Question 7), which must be added to the Initial Investment. If you already own shares of Common Stock and participate in the Plan you can send a check or money order to the Plan Administrator of not less than $50.00 and not more than $5,000.00 for Additional Investments.

     All checks or money orders for Investments should be made payable to "American Stock Transfer & Trust Company, Plan Administrator." Please include your tax ID and telephone number on any check (or other instrument) for any Investments.

By Electronic Transfer

     You may make Investments by electronic transfer of funds from a pre-designated bank account. You may also make monthly purchases of a specified dollar amount, paid for by automatic withdrawal from such bank account by electronic funds transfer, by contacting the Plan Administrator. Funds will be withdrawn from your bank account on the 10th day of each month (or the next following business day if the 10th is not a business day). You may change your automatic withdrawal by writing to the Plan Administrator.

By Internet

     You may make Investments via the Internet by logging on to www.amstock.com. Click on "Invest Online" and then "All Plans." Choose "S&T Bancorp" and select "Invest Now."

Follow the wizard, which will guide you through the six-step process. You will receive an e-mail confirming receipt of your transaction as soon as you complete the wizard, as well as an e-mail within two business days confirming the number of shares purchased and the price.

No interest will be paid on amounts held pending investment.

     S&T reserves the right, in its sole discretion, to determine who is an owner for determining the maximum Investments per month. S&T may require evidence satisfactory to it in its sole discretion to demonstrate that the limitation is being observed. If a Participant is a "qualified plan" under Section 401 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") for which there are individual account beneficiaries, the limitation applies as to each beneficiary of the Participant.

7.   Are there any fees for participating in the Plan?

     If you participate in the Plan, there are fees for making an Initial Investment, selling shares and issuing certificates. These fees described below apply to the transactions in your account. Except as described in this Prospectus, S&T pays for all other costs of administering the Plan.

Initial Investment	$15.00 per transaction
Certificate Issuance	$25.00 per occurrence
Sale of Shares	$15.00 per transaction plus $.10 per share
Low Balance	$25.00 per quarter if fair market value of shares in the account is less than $250.00 at the end of the quarter

     As disclosed above, if the fair market value of the shares in your account is less than $250.00 at the end of any calendar quarter, you will be charged a maintenance fee, which will be payable through the sale of the requisite number of shares in your account. However, this fee will be waived at any time your account is set up for automatic monthly investments through electronic funds transfer. The fees pertaining to selling shares (described above and in Question 16) and related federal tax consequences (described in Question 20) will also apply.

     S&T reserves the right to change the fees at its discretion, and will communicate any changes to you prior to implementation.

PURCHASES

8.   How many shares of Common Stock will be purchased for the Participants?

     If you participate in the Plan, the number of shares to be purchased depends on the amount of your dividends, Investments or both, and the market price of the Common Stock. Your account will be credited with that number of shares, including fractional shares computed to three (3) decimal places, equal to the total amount to be invested divided by the applicable purchase price per share. (See Question 10 for the pricing of shares.)

9.   What is the source of shares of Common Stock to be purchased under the Plan?

     All dividends reinvested through the Plan and all funds for Investments will be used to purchase shares of Common Stock directly from us or, at our election, in the open market or in privately negotiated transactions. If shares are purchased in the open market, we will use an Agent as the term is defined in the rules and regulations under the Securities and Exchange Act of 1934, as amended ("Exchange Act"), to make the purchases. We may change our determination regarding the source of shares to be purchased at any time without notice to Participants. Shares purchased directly from us will consist of newly issued shares or shares held in treasury.

10.  At what price will shares of Common Stock be purchased under the Plan?

     Pricing of shares purchased in the open market: For any Plan shares purchased in the open market, your per share purchase price will be the weighted average price paid for all shares comprising the Plan purchase order in which your shares were included. The Agent will use its discretion to execute purchase orders in the open market transactions so as to achieve "best execution" for each aggregate Plan order. For this purpose, the Agent may fill each aggregate Plan order in more than one trade or on more than one day.

     Pricing of shares purchased directly from S&T: For any Plan shares purchased directly from S&T, your purchase price per share will be the average of the closing bid and ask prices quoted on the Nasdaq National Market ("Price") on the day the shares are purchased. For quarterly reinvestment of dividends, your Price per share will be determined on the dividend payment date. If S&T common stock does not trade on the Nasdaq National Market on the day on which the shares are to be priced, then the price per share will be the price on the previous business day.

     State law prohibits the sale of shares at a per share price that is less than the $2.50 par value of the Common Stock. If the Price is less than the par value, any Investments or dividends will be returned or forwarded to the Participants.

11.  When will the shares of Common Stock be purchased?

     Purchases will be made as soon as practicable after the receipt by the Plan of any dividends or Investments. Any funds not invested by the Plan in Common Stock within thirty (30) days of receipt will be promptly returned to you. Participants will become the owners of the shares purchased for them under the Plan at the Dividend Reinvestment Date or Investment Date

on which such shares are purchased; however, for federal income tax purposes, the holding period will begin the following day. (See Question 20.)

12.  Will I receive certificates for shares of Common Stock purchased under the Plan?

     You will not receive certificates for shares of Common Stock purchased under the Plan. For your convenience and at no cost to you, the Plan Administrator will register shares of Common Stock purchased under the Plan in your name in non-certificated form and maintain them in your account. This protects your shares against loss, theft or accidental destruction. You may, however, request a stock certificate from the Plan Administrator for a service fee (described in Question 7) at any time for any whole shares owned by you under the Plan. Each certificate issued will be registered in the name or names in which the account is maintained, unless you instruct otherwise in writing. If the certificate is to be issued in a name other than the name on your account, you must have your signature Medallion guaranteed by a commercial bank or broker. Any remaining full and fractional shares will continue to be credited to the Participant's account. Certificates for fractional shares of Common Stock will not be issued under any circumstances.

     You may not pledge or assign shares of Common Stock credited to your account and any attempt to pledge or assign shares will be void. If you wish to pledge or assign shares of Common Stock credited to your account, you must first withdraw such shares from the account. (See Question 16 for withdrawal.)

DIVIDENDS

13.  How and when will my cash dividends be reinvested?

     The Plan Administrator will receive dividends for all shares held in the Plan on the Dividend Record Date, and credit such dividends to the Participants' accounts on the basis of full and fractional shares. Such dividends will be automatically reinvested in Common Stock as described in Question 11.

14.  Is partial dividend reinvestment possible under the Plan?

     Partial dividend reinvestment is not permitted except where and to the extent that total reinvestment is prohibited by law or government order. Except in such cases, automatic reinvestment must be elected for all shares registered in Participant's name, including all shares acquired through the Plan.

REPORTS TO PARTICIPANTS

15.  How do I keep track of my account's activity?

     The Plan Administrator maintains a separate account for each Participant. All shares of Common Stock purchased for you under the Plan will be credited to your Plan account. Each quarter, following the regular quarterly dividend date, the Plan Administrator will mail to you an account statement. The statement will summarize the transactions in your account, indicate the number of shares purchased for you under the Plan and the price per share paid. These statements will provide a record of the cost of purchases under the Plan and should be retained for tax purposes. In addition, you will receive copies of S&T's annual and quarterly reports to shareholders and proxy statements.

WITHDRAWALS, SALE OF SHARES AND TERMINATION

16.  How may I withdraw or sell shares held in my Plan account?

      You may withdraw any or all whole shares credited to your Plan account at any time by notifying the Plan Administrator and specifying the number of shares you want to withdraw. Certificates for the number of whole shares that you requested to be withdrawn will be issued and registered in your name. You will be charged a service fee (described in Question 7) for each occurrence of a certificate issuance.

     Upon your request, the Plan Administrator, through the Agent, will sell all or a portion of the shares credited to your Plan account and remit the proceeds, less any related brokerage commissions, service fees and applicable withholding or transfer taxes, if any, to you. The Plan Administrator will instruct the Agent to sell the shares in the open market at the prevailing market price within ten (10) business days after receipt of the request or as soon as otherwise practicable.

     You should be aware that the Plan is not intended as a market timing vehicle and that you will not have the power to control the timing or at the price shares are sold. You will bear the market risk associated with any decrease in the price of the Common Stock during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale in the open market. Instructions that are sent to the Plan Administrator to sell shares may not be rescinded.

     Alternatively, you may sell your shares through a stockbroker of your choice or privately. In either case, you should request certificates for your shares as described above and, upon receipt, proceed as you would to sell any other stock for which you have certificates.

     You may request a termination of your account, an issuance of certificated shares or a sale of some or all of your shares via the Internet at www.amstock.com by accessing your account using your 10-digit account number and your Social Security Number or by calling the Plan Administrator at 877-476-4386 and following the menu prompts.

17.  What happens to any fractional shares when a Participant withdraws all of his or her shares from the Plan?

     If a Participant withdraws all of his or her shares from the Plan, any fractional shares in the Participant's Plan account will be sold based upon the Price for the date of termination. Administrator will promptly send to the Participant, a cash payment for the proceeds, less brokerage commissions, service fees and transfer taxes, if any.

18.  How can I terminate the reinvestment of dividends?

     You may discontinue the reinvestment of dividends under the Plan by notifying the Plan Administrator. Any notice of termination received after the Dividend Record Date will not be effective until such dividend has been reinvested in Common Stock and the shares purchased have been credited to the Participant's Plan account.

19.  How can I terminate participation in the Plan?

     You may close your Plan account at any time by giving notice to the Plan Administrator. As soon as practicable following the termination, the Plan Administrator will send to you a certificate for the number of whole shares in your account and a check for the fractional shares. If you so request, the Plan Administrator will sell all of the shares held in your account in the manner described in Question 16.

     Your account will normally be closed within thirty (30) calendar days after the Plan Administrator receives your written notice. If the request to close your account is received on or after the Dividend Record Date but three business days prior to the Dividend Payable Date, cash dividends paid with respect to that Dividend Record Date will be paid in cash for your account. Requests received after that date will result in dividends being reinvested, and all subsequent dividends being paid out in cash on all share balances.

     After closing your account, all dividends will be paid to you in cash unless you choose to rejoin the Plan, which you may do at any time by completing and returning to the Plan Administrator an Authorization Form as described in Question 5.

FEDERAL TAX CONSEQUENCES

20.  What are the federal income tax consequences of participation in the Plan?

     The following is a brief summary of the federal income tax consequences of participation in the Plan. It does not address all potentially relevant federal tax matters, including considerations to a person or entity subject to special provisions of the federal tax law. You are urged to consult your own tax advisors with respect to the federal, state, local and foreign tax consequences of participation in the Plan. You should retain your account statements for income tax purposes.

     Reinvested Cash Dividends. Participants in the dividend reinvestment feature of the Plan will be treated for federal income tax purposes as having received on the Dividend Reinvestment Date, a distribution in an amount equal to the market price of the shares of Common Stock acquired with the reinvested dividend. With respect to reinvested cash dividends used to purchase shares on the open market, you will also be treated for federal income tax purposes as having received a distribution in an amount equal to your proportionate share of any trading fees paid by us to obtain those shares on the open market. These distributions will be treated as dividend income to you to the extent of our current and accumulated earnings and profits, as determined for federal tax purposes. Shares acquired with reinvested dividends will have a tax basis equal to the amount paid for the shares, increased by any trading fees treated as dividend income to you.

     Cash Investments. The purchase of Common Stock pursuant to the Plan with additional cash payments generally will not result in taxable income to you except to the extent of any trading fees paid by us. Shares acquired with Investments will have a tax basis equal to the amount of the Investments made by the Participants.

     Holding Period. The holding period for a share of Common Stock (including fractional shares) purchased through the Plan generally will begin on the date following the day on which the shares are credited to the Shareholder's account.

     Receipt of Certificates. You will not realize any taxable income as a result of the receipt of certificates for whole shares of Common Stock credited to your account, either upon request for those shares or upon withdrawal from participation in, or termination of, the Plan.

     Sale of Shares. You will generally recognize gain or loss when shares acquired under the Plan (including fractional shares) are sold at your request through the Plan Administrator or are sold after withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between: (i) the amount which you receive for the shares (or a fractional of a share) and (ii) the tax basis thereof. Any profit or loss you incur should be reflected when you file your income tax returns.

     Backup Withholding. If you are subject to backup withholding, dividends reinvested will reflect a reduction for the amount of tax required to be withheld.

OTHER INFORMATION

21.  If S&T has a rights offering, stock split or stock dividend related to the Common Stock, how will my entitlement be computed?

     In the event that we initiate a rights offering to purchase additional shares of Common Stock or other securities, participation will be based on both the shares registered in Participants' names and the shares (including fractional shares) credited to Participants' accounts. Any stock dividends or stock splits that we distribute on shares of Common Stock held for you by the Plan Administrator will be credited directly to your Plan account. Transaction processing may either be curtailed or suspended until the completion of any rights offering, stock split, stock dividends or other similar corporate actions.

22.  How can I vote my shares of Common Stock in my Plan account at a Shareholder meeting?

     You will receive proxy materials for all full shares of Common Stock held in your Plan account. You may vote your shares either by proxy or in person at any meeting of Shareholders.

23.  What procedures should be followed to pledge or assign shares held in the Plan?

     A Participant who wishes to pledge or assign shares credited to his or her account must request withdrawal of such shares as described in Question 16.

24.  What are the responsibilities of S&T and the Plan Administrator?

     In additional to duties described in Question 3, the Plan Administrator receives the Participants' dividend payments and Investments, invests such amounts in additional shares of Common Stock, maintains records of each Participant's account, and informs Participants as to all transactions in and the status of their accounts. The Plan Administrator acts in the capacity of an agent for the Participants.

      The Plan Administrator will mail all notices to you at your last address of record, which will satisfy the Plan Administrator's responsibility to give notice. Therefore, Participants must promptly notify the Plan Administrator of any change of address.

     Neither we nor the Plan Administrator will be liable for any act committed in good faith or for any good faith omission to act, including, in the case of the Plan Administrator, any claims of liability (i) arising out of the failure to terminate any Participant's account upon such Participant's death or incompetency prior to receipt of notice in writing of such death or adjudicated incompetency, and (ii) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's account and the times at which such purchases or sales are made.

25.  Can the Plan be amended, modified, suspended or terminated?

     We reserve the right to amend, modify, suspend or terminate the Plan at any time. We will send to you written notices of any modifications or amendments as soon as practicable after we make any such modification or amendment. We will also send to you written notices of any suspension or termination, but the absence of notification will not affect the effectiveness of suspension or termination. We also reserve the right to change any administrative procedures of the Plan. The Plan Administrator may appoint a successor Plan Administrator under the Plan at any time. We also reserve the right, without notice to you, to interpret and regulate the Plan, as we deem necessary or desirable in connection with its operation.

PLAN OF DISTRIBUTION

     The Common Stock being offered by this Prospectus is offered pursuant to the Plan, the terms of which provide for the purchase of shares of Common Stock, either newly issued shares or shares held in treasury by S&T, directly from us, or at our option, by an Agent in the open market. S&T's Agent is American Stock Transfer & Trust Company (described in Question 3). As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan are being acquired in the open market. The Plan provides that we may not change our determination regarding the source of purchases of shares under the Plan more than once in any three-month period. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be our need to increase equity capital. If we do not need to raise funds externally or if financing needs are satisfied using non-equity sources to maintain our targeted capital structure, shares of Common Stock purchased for the Participants under the Plan will be purchased in the open market, subject to the limitation on changing the source of shares of Common Stock referred to above.

     Persons who acquire shares of our Common Stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended ("Securities Act"). We will not extend to any such person any rights or privileges other than those to which such person would be entitled as a Participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our Common Stock so purchased.

     We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our Common Stock under the Plan, other than for Initial Investments, for which you will pay a service fee. Upon withdrawal by a Participant from the Plan by means of the sale of shares of our Common Stock held under the Plan, the Participant will receive the proceeds of that sale less a transaction fee and any required tax withholdings or transfer taxes.

     Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or any other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

USE OF PROCEEDS

     We expect to use the net proceeds from the sale of Common Stock under the Plan for general corporate purposes, which may include investing in, or extending credit to, our subsidiaries, or possible acquisitions.

     Pending such use, we may temporarily invest the net proceeds from the sale of Common Stock under the Plan. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

     We continually evaluate possible business combination opportunities. As a result, future business combinations involving cash, debt or equity securities may occur. Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.

     Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

LEGAL MATTERS

     Arnold & Porter LLP, Washington, D.C., special counsel to S&T, has rendered an opinion regarding the validity of Common Stock to be issued or sold by S&T pursuant to the Plan, that such stock has been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

EXPERTS

     The consolidated financial statements of S&T Bancorp, Inc. incorporated by reference in S&T Bancorp, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     In this Prospectus, as permitted by law, we "incorporate by reference" information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus and should be read with the same care as the information set forth in this Prospectus. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this Prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this Prospectus and information incorporated by reference into this Prospectus, you should rely on the information contained in the document that was filed later.

     We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until our offering of Common Stock pursuant to the Plan is completed:

  Annual Report on Form 10-K for the year ended December 31, 2003; and

  The description of S&T's common stock contained in S&T's Registration Statement (No. 2-83565) on Form S-4 dated May 5, 1983 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

WHERE YOU CAN FIND OUT MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. S&T also maintains a Web site (http://www.stbank.com) where information about S&T and its subsidiaries can be obtained. The information contained in the S&T web site is not part of this Prospectus.

     You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

S&T Bancorp, Inc.
43 South Ninth Street
Indiana, Pennsylvania 15701
800-325-2265

FORWARD-LOOKING STATEMENTS

     This Prospectus contains or incorporates statements that we believe are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, results of operations, plans, objectives, future performance or business. They usually can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "forecast," "projected," "intends to" or other similar words. You should not place undue reliance on these forward looking statements, as they are subject to risks and uncertainties, including but not limited to those described in this Prospectus or the documents incorporated by reference herein. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements we may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     These forward-looking statements are based on current expectations, estimates and projections about S&T's business, management's beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, all of which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     Set forth below are the fees and expenses payable by S&T in connection with the offer and sale of the Common Stock. All items are estimated except the Registration Statement filing fees:

Registration Statement filing fees	$1,891
Blue Sky fees and expenses	0
Printing and engraving expenses	5,000
Attorney fees and expenses	30,000
Accounting fees and expenses	2,000
Miscellaneous	2,500

Total	$41,391

Item 15. Indemnification of Directors and Officers

     Section 1741 of the Pennsylvania Business Corporation Law of 1988 ("PBCL") permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a representative of the corporation or was serving in a similar capacity for another enterprise at the request of the corporation.

     Section 1743 of the PBCL provides that to the extent that a representative of the corporation has been successful in defending any such proceeding, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     With respect to a proceeding by or in the right of the corporation, Section 1742 of the PBCL provides that such person may be indemnified against expenses (including attorneys' fees) if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. The statute further provides, however, that no indemnification is allowed in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the court in which the action was brought, or the appropriate Pennsylvania Court of Common Pleas, upon application, determines that such person is entitled to indemnification under the circumstances. With respect to both third party actions and actions brought by or in the right of the corporation, the representative may be indemnified against judgments, fines, and amounts paid in settlement, as well as expenses, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, notwithstanding the outcome of the proceeding. Except with respect to mandatory indemnification of expenses to successful defendants as described in the preceding paragraph or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case by a majority vote of a quorum of directors not parties to the proceeding, by written opinion of independent legal counsel, or by the shareholders, that the defendant met the applicable standard of conduct described above.

     The PBCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding provided the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he or she is not entitled to indemnification. A corporation may purchase insurance on behalf of an indemnitee against any liability asserted against such person in his or her designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

     PBCL also provides that the above rights shall not be deemed exclusive of other rights of indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. S&T's bylaws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of Pennsylvania as in effect at the time of such indemnification, and permit indemnification of directors and officers in situations where such indemnification is not mandatory pursuant to the laws of Pennsylvania. S&T has purchased directors' and officers' liability insurance covering certain liabilities, which may be incurred by its officers and directors in connection with the performance of their duties.

     The foregoing descriptions are general summaries only. Reference is made to the full text of S&T's Articles of Incorporation, bylaws and the Plan incorporated herein by reference.

Item 16. Exhibits

     The exhibits listed on the Index of Exhibits on page [24] of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act.

  (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indiana, Commonwealth of Pennsylvania, on March 18, 2004.

S & T BANCORP, INC. By: /s/ James C. Miller James C. Miller President and Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
Principal Officers:
/s/ James C. Miller James C. Miller	President and Chief Executive Officer (Principal Executive Officer) and Director	Date: March 18, 2004
/s/ Robert E. Rout Robert E. Rout	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Accounting Officer)	Date: March 18, 2004

Directors:
* Robert D. Duggan	Chairman of the Board
* Thomas A. Brice	Director
* James L. Carino	Director
* John J. Delaney	Director
* Michael J. Donnelly	Director
* William J. Gatti	Director
* Ruth M. Grant	Director
* Jeffrey D. Grube	Director
* Frank W. Jones	Director
* Joseph A. Kirk	Director

* Samuel Levy	Director
Christine J. Olson	Director
* Alan Papernick	Director
* Myles D. Sampson	Director
* Charles A. Spadafora	Director

*By: /s/ Robert E. Rout Robert E. Rout, Attorney-in-Fact pursuant to Power of Attorney filed herewith.		Dated: March 18, 2004

INDEX OF EXHIBITS

Exhibit 4.1

Provisions of the Articles of Incorporation of S&T Bancorp, Inc. defining the rights of security holders, incorporated herein by reference to Exhibit B to the Corporation's Registration Statement (No. 2-83565) on Form S-4 dated May 5, 1983, Exhibit 3.2 to the Corporation's Registration Statement (No. 33-02600) on Form S-4 dated January 15, 1986 and Exhibits 3.3, 3.4, and 3.5 to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1998.

Exhibit 4.2	Dividend Reinvestment and Stock Purchase Plan of S&T Bancorp, Inc., is set forth in full in the Prospectus to which reference is hereby made.
Exhibit 5	Opinion of Arnold & Porter LLP with respect to the legality of the Common Stock being registered, filed herewith.
Exhibit 23.1	Consent of Ernst & Young LLP, Independent Accountants, filed herewith.
Exhibit 23.2	Consent of Arnold & Porter LLP, contained in their opinion filed as Exhibit 5 hereto.
Exhibit 24	Powers of Attorney of certain officers and directors of the Corporation.